EXHIBIT 99.1
NEWS RELEASE
RANGE INCREASES NATURAL GAS HEDGE POSITION
FORT WORTH, TEXAS, JUNE 8, 2006 — RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has increased its natural gas hedge position. In particular, the Company has added significant natural gas swaps in 2007 and 2008. The 2007 natural gas swaps average $9.34 per MMBtu, with the 2008 swaps averaging $9.42. To a lesser degree, additional natural gas collars were added in the third and fourth quarters of 2006. The current hedge position is summarized below:

		Natural Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(MMBtu/d)	Prices	(Bbl/d)	Prices

3Q 2006	Swaps	10,761	$6.20	400	$35.00

3Q 2006	Collars	133,283	$6.06 - $8.11	6,863	$39.83 - $49.05

4Q 2006	Swaps	10,761	$6.48	400	$35.00

4Q 2006	Collars	153,283	$6.68 - $8.88	6,863	$39.83 - $49.05

Calendar 2007	Swaps	82,500	$9.34	—	—

Calendar 2007	Collars	98,500	$7.13 - $9.99	5,800	$52.90 - $64.58

Calendar 2008	Swaps	105,000	$9.42	—	—

Calendar 2008	Collars	55,000	$7.93 - $11.39	4,000	$56.89 - $74.78

Note:	Details as to the Company’s hedges are posted on its website and are updated periodically.
Commenting on the announcement, John H. Pinkerton, Range’s President and CEO, said, “With approximately 80% of Range’s reserves being natural gas, we have locked in outstanding prices on a significant portion of our production for the remainder of 2006 and for all of 2007 and 2008. With 15% production growth targeted for 2006 and 2007 combined with the attractive hedge prices, we anticipate generating record financial results. Importantly, the increased hedge position will allow us to aggressively pursue our growth strategy while continuing to build our financial strength.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

2006-15

Contact:	Rodney Waller, Senior Vice President David Amend, IR Manager Karen Giles, Sr. IR Specialist (817)870-2601 www.rangeresources.com